                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                 (THOUSANDS)
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1994     1993
                                                              -------- --------
Net income................................................... $ 34,248 $ 49,880
Add:
 Interest expense............................................   93,773  122,398
 Income taxes................................................   22,830   32,969
                                                              -------- --------
   Earnings as defined....................................... $150,851 $205,247
                                                              ======== ========
Fixed charges--interest expense.............................. $ 93,773 $122,398
                                                              ======== ========
Ratio of earnings to fixed charges...........................     1.61     1.68
                                                              ======== ========
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